Exhibit 10.7
____________ ___, 2010

57th Street General Acquisition Corp.
590 Madison Avenue, 35th Floor
New York, New York 10022

Morgan Joseph & Co. Inc.
600 Fifth Avenue, 19th Floor
New York, NY 10020-2302

Re:           Initial Public Offering

Gentlemen:

The undersigned stockholder of 57th Street General Acquisition Corp. (“Company”), in consideration of Morgan Joseph & Co. Inc. (“Morgan Joseph”) entering into a letter of intent (“Letter of Intent”) to underwrite an initial public offering of the securities of the Company (“IPO”) and embarking on the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 8 hereof):

1.           Solely in the event that the Company solicits its stockholders for approval of a Business Transaction, the undersigned will vote all Insider Shares beneficially owned by him in favor of such Business Transaction.

2.           In the event that the Company fails to consummate a Business Transaction within 15 months from the effective date of the Company’s registration statement, as amended, relating to the IPO (the “Registration Statement”), as more fully described in the Registration Statement, the undersigned will take all reasonable actions within its power to cause the Company to (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of the IPO Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes, which redemption will completely extinguish the rights of holders of IPO Shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and subject to the requirement that any refund of income taxes that were paid from the Trust Account which is received after the redemption of IPO Shares be distributed to the former holders of record of such IPO Shares as of the date of redemption, and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, subject to claims of creditors.  Except with respect to any of the IPO Shares acquired by the undersigned in connection with or following the IPO, the undersigned hereby waives any and all right, title, interest or claim of any kind in or to any funds in, or distributions from the Trust Account in connection with such redemption or otherwise (“Claim”) and hereby waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

3.           Neither the undersigned nor any affiliate (“Affiliate”) of the undersigned will be entitled to receive and will not accept any compensation for services rendered to the Company prior to or in connection with the consummation of the Business Transaction; provided that the undersigned shall be entitled to reimbursement from the Company for its out-of-pocket expenses incurred in connection with seeking and consummating a Business Transaction.  Notwithstanding the foregoing, the undersigned shall be entitled to reimbursement of $7,500 per month for administrative and general office services provided to the Company.

4.           Neither the undersigned  nor any Affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any Affiliate of the undersigned originates a Business Transaction.

5.           On the Effective Date, the undersigned will escrow the Insider Shares beneficially held him pursuant to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.

6.           The undersigned hereby:

(a)       waives the following rights:  (i) in connection with the consummation of a Business Transaction, the right to redeem or seek to redeem, or to seek appraisal rights with respect to, any shares of common stock of the Company (“Common Stock”), including Insider Shares and IPO Shares, owned or to be owned by the undersigned, directly or indirectly and (ii) in connection with the redemption of 100% of the Common Stock in the event the Company does not consummate a Business Transaction within 15 months from the effective date of the Registration Statement (the “Termination Event”), the right to  redeem or seek to redeem any Insider Shares owned or to be owned by the undersigned, directly or indirectly.  For purposes of clarity, and in accordance with Paragraph 2 clause (ii) herein, nothing contained herein shall prevent the undersigned from redeeming any IPO Shares in connection with a Termination Event; and

(b)       will take all reasonable action within its power, in the event the Company conducts the redemption of its IPO Shares pursuant to a tender offer, to cause the Company or its affiliates or any dealer manager or its affiliates, or any advisors to the Company or any dealer-manager, (i) not to purchase or arrange to purchase shares outside the tender offer while such tender offer is open or (ii) enter into any agreement, understanding or arrangement with any other person in connection with their purchase or arrangement to purchase shares outside the tender offer, when such tender offer is open.

(c)       agrees that in the event the Company seeks to amend the Warrants (as defined the Warrant Agreement between the Company and Continental Stock Transfer and Trust Company, as Warrant Agent) in a manner that requires the written consent of the registered holders of two-thirds (2/3) of the then outstanding Warrants under the Warrant Agreement, the undersigned will not vote any Warrants owned or controlled by the undersigned in favor of such amendment unless the registered holders of two-thirds (2/3) of the Public Warrants (as defined in the Warrant Agreement) vote in favor of such amendment.

7.           This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The undersigned hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  .

8.           As used herein, (i) a “Business Transaction” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, with one or more operating businesses or assets not yet identified; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “Insider Shares” shall mean all shares of Common Stock issued by the Company prior to the IPO; (iv) “Insider Warrants” means the warrants being sold privately by the Company to certain of the Insiders; (v) “IPO Shares” shall mean the Common Stock issued in the Company’s IPO; and (vi) “Trust Account” means trust account in which the proceeds to the Company of the IPO will be deposited and held for the benefit of the holders of the IPO Shares, a s described in greater detail in the Registration Statement.

57th Street GAC Holdings LLC

Signature